                                                                  EXHIBIT 10.26


                            STOCK PURCHASE AGREEMENT

                                      AMONG

                             AFC CABLE SYSTEMS, INC.

                                       AND

                                THE STOCKHOLDERS
                                       OF
                      B&B ELECTRONICS MANUFACTURING COMPANY

                                 January 7, 1997

                                TABLE OF CONTENTS


      1.    Definitions....................................................-1-

      2.    Purchase and Sale of Target Shares.............................-5-
            (a)   Basic Transaction........................................-5-
            (b)   Initial Purchase Price...................................-5-
            (c)   Additional Purchase Price................................-6-
            (d)   The Closing..............................................-7-
            (e)   Deliveries at the Closing................................-7-

3.    Representations and Warranties Concerning the Transaction............-7-
      (a)   Representations and Warranties of the Sellers..................-7-
      (b)   Representations and Warranties of the Buyer....................-8-

4.    Representations and Warranties Concerning the Target.................-9-
      (a)   Organization, Qualification, and Corporate Power..............-10-
      (b)   Capitalization................................................-10-
      (c)   Noncontravention..............................................-10-
      (d)   Brokers' Fees.................................................-11-
      (e)   Title to Assets...............................................-11-
      (f)   Subsidiaries..................................................-11-
      (g)   Financial Statements..........................................-11-
      (h)   Events Subsequent to Most Recent Fiscal Year End..............-11-
      (i)   Undisclosed Liabilities.......................................-13-
      (j)   Legal Compliance..............................................-14-
      (k)   Tax Matters...................................................-14-
      (l)   Real Property.................................................-15-
      (m)   Intellectual Property.........................................-17-
      (n)   Tangible Assets...............................................-19-
      (o)   Inventory.....................................................-20-
      (p)   Contracts.....................................................-20-
      (q)   Notes and Accounts Receivable.................................-21-
      (r)   Powers of Attorney............................................-21-
      (s)   Insurance.....................................................-21-
      (t)   Litigation....................................................-22-
      (u)   Product Warranty..............................................-22-
      (v)   Product Liability.............................................-23-
      (w)   Employees.....................................................-23-
      (x)   Employee Benefits.............................................-23-
      (y)   Guaranties....................................................-25-
      (z)   Environmental, Health, and Safety Matters.....................-25-

      (aa)  Certain Business Relationships with the Target................-26-
      (bb)  Disclosure....................................................-27-

5.    Pre-Closing Covenants...............................................-27-
      (a)   General.......................................................-27-
      (b)   Notices and Consents..........................................-27-
      (c)   Operation of Business.........................................-27-
      (d)   Preservation of Business......................................-27-
      (e)   Full Access...................................................-27-
      (f)   Notice of Developments........................................-27-
      (g)   Exclusivity...................................................-28-
      (h)   Title Insurance...............................................-28-
      (i)   Surveys.......................................................-28-
      (j)   Seller Taxes..................................................-28-

6.    Post-Closing Covenants..............................................-29-
      (a)   General.......................................................-29-
      (b)   Litigation Support............................................-29-
      (c)   Transition....................................................-29-
      (d)   Confidentiality...............................................-29-
      (e)   Buyer Stock...................................................-30-

7.    Conditions to Obligation to Close...................................-30-
      (a)   Conditions to Obligation of the Buyer.........................-30-
      (b)   Conditions to Obligation of the Sellers.......................-32-

8.    Remedies for Breaches of This Agreement.............................-33-
      (a)   Survival of Representations and Warranties....................-33-
      (b)   Indemnification Provisions for Benefit of the Buyer...........-33-
      (c)   Indemnification Provisions for Benefit of the Sellers.........-34-
      (d)   Matters Involving Third Parties...............................-34-
      (e)   Determination of Adverse Consequences.........................-35-
      (f)   Recoupment Under Earnout Payments.............................-35-
      (g)   Other Indemnification Provisions..............................-36-

9.    Tax Matters.........................................................-36-
      (a)   Section 338(h)(10) Election...................................-36-
      (b)   Tax Periods Ending on or Before the Closing Date..............-36-
      (c)   Cooperation on Tax Matters....................................-36-
      (d)   Certain Taxes.................................................-37-

10.   Termination.........................................................-37-
      (a)   Termination of Agreement......................................-37-

      (b)   Effect of Termination.........................................-38-

11    Miscellaneous.......................................................-38-
      (a)   Nature of Certain Obligations.................................-38-
      (b)   Press Releases and Public Announcements.......................-38-
      (c)   No Third-Party Beneficiaries..................................-38-
      (d)   Entire Agreement..............................................-38-
      (e)   Succession and Assignment.....................................-38-
      (f)   Counterparts..................................................-39-
      (g)   Headings......................................................-39-
      (h)   Notices.......................................................-39-
      (j)   Amendments and Waivers........................................-40-
      (k)   Severability..................................................-40-
      (l)    Expenses.....................................................-40-
      (m)   Construction..................................................-40-
      (n)   Incorporation of Exhibits, Annexes, and Schedules.............-40-
      (o)   Specific Performance..........................................-40-
      (p)   Submission to Jurisdiction....................................-41-


Exhibit A--Historical Financial Statements
Exhibit B--Form of Escrow Agreement
Exhibit C--Form of William H. Franklin Jr. Employment Agreement Exhibit D--Form of Registration Rights Agreement
Exhibit E--Form of Opinion of Myers, Daugherity Berry & O'Conor Exhibit F--Form of Opinion of Ropes & Gray
Annex I--Exceptions to the Sellers' Representations and Warranties
      Concerning the Transaction
Annex II--Exceptions to the Buyer's Representations and Warranties
      Concerning the Transaction
Disclosure Schedule--Exceptions to Representations and Warranties
      Concerning the Target and Its Subsidiaries

                            STOCK PURCHASE AGREEMENT

      AGREEMENT entered into on January 7, 1997, by and among AFC Cable Systems, Inc., a Delaware corporation (the "Buyer"), and William H. Franklin, Jr., Gloria
J. Franklin, William H. Franklin, III, David D. Ross, Paul A. Boeing, Thomas J. Hinkey, and J. Richard Wheeler (collectively the "Sellers"). The Buyer and the Sellers are referred to collectively herein as the "Parties."

      The Sellers in the aggregate own all of the outstanding capital stock of B&B Electronics Manufacturing Company, an Illinois corporation (the "Target").

      This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the issued and outstanding capital stock of the Target in return for the consideration set forth in Section 2 hereof.

      Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

      1. Definitions.

      "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

      "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

      "Affiliated Group" means any affiliated group within the meaning of Code
Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

      "Applicable Rate" means the prime rate of interest publicly announced from time to time by Fleet National Bank.

      "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

      "Buyer" has the meaning set forth in the preface above.

      "Buyer Stock" has the meaning set forth in Section 2(b) below.

      "Closing" has the meaning set forth in Section 2(d) below.

      "Closing Date" has the meaning set forth in Section 2(d) below.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Confidential Information" means any information concerning the businesses and affairs of the Target and its Subsidiaries that is not already generally available to the public.

      "Disclosure Schedule" has the meaning set forth in Section 4 below.

      "EBIT" means the earnings of the Target Business before provision for interest and taxes determined in accordance with GAAP consistently applied by Target and without giving effect to the Section 338(h)(10) Election described in
Section 9 hereof; provided, however, that for purposes of determining the Earnout Payments for any period there shall be added to expenses for such period an administrative charge in an amount equal to 1 1/2% of net sales for such period to cover legal, audit, consulting, management and other expenses incurred by Buyer in connection with its ownership of Target.

      "Employee Benefit Plan" means any (a) non-qualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

      "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Escrow Agent" shall mean State Street Bank and Trust Company or, if it is not willing or able to act in such capacity, such other institution as the parties may agree to.

      "Escrow Agreement" shall mean the Escrow Agreement, dated as of the Closing Date, by and among the Sellers, Buyer and Escrow Agent, in the form attached hereto as Exhibit B.

      "Excess Loss Account" has the meaning set forth in Reg. Section 1.1502-19.

      "Fiduciary" has the meaning set forth in ERISA Section 3(21).

      "Financial Statement" has the meaning set forth in Section 4(g) below.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Indemnified Party" has the meaning set forth in Section 8(d) below.

      "Indemnifying Party" has the meaning set forth in Section 8(d) below.

      "Intellectual Property" means (a) all inventions, whether patentable or unpatentable and whether or not reduced to practice, all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information, including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, (f) all computer software, including data and related documentation and (g) all copies and tangible embodiments thereof, in whatever form or medium.

      "Knowledge" means actual knowledge after reasonable investigation.

      "Liability" means any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes.

      "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

      "Most Recent Financial Statements" has the meaning set forth in
Section 4(g) below.

      "Most Recent Fiscal Month End" has the meaning set forth in Section 4(g) below.

      "Most Recent Fiscal Year End" has the meaning set forth in Section 4(g) below.

      "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice, including with respect to quantity and frequency.

      "Party" has the meaning set forth in the preface above.

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

      "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

      "Purchase Price" has the meaning set forth in Section 2(c) below.

      "Reportable Event" has the meaning set forth in ERISA Section 4043.

      "Requisite Sellers" means Sellers holding a majority in interest of the Target Shares as set forth in Section 4(b) of the Disclosure Schedule.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Security Interest" means any mortgage, pledge, lien, attachment, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable,
(c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "Seller" has the meaning set forth in the preface above.

      "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      "Survey" has the meaning set forth in Section 5(i) below.

      "Target" has the meaning set forth in the preface above.

      "Target Business" has the meaning set forth in Section 2(d) below.

      "Target Debt" means indebtedness of the Target for money borrowed including accrued but unpaid interest thereon.

      "Target Share" means any share of the Common Stock, per value $.01 par share, of the Target.

      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Third Party Claim" has the meaning set forth in Section 8(d) below.

      2. Purchase and Sale of Target Shares.

      (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, all of his or its Target Shares for the consideration specified below in this Section 2.

      (b) Initial Purchase Price. The Buyer agrees to pay to the Sellers at the Closing an aggregate amount of Five Million Nine Hundred Sixty Thousand Dollars ($5,960,000) (the "Initial Purchase Price") by delivery (i) to the Sellers of
(A) cash in the amount of Four Million Seven

Hundred Fifty Thousand Dollars ($4,750,000) reduced by the amount of the Target Debt as of the Closing Date, payable by wire transfer or delivery of other immediately available funds and (B) Sixty Thousand (60,000) shares of Common Stock of Buyer (the "Buyer Stock") at an agreed price per share equal to $16.00 and (ii) to the Escrow Agent, of Cash in the amount of Two Hundred Fifty Thousand Dollars ($250,000) payable by wire transfer or delivery of other immediately available funds in accordance with the instructions of the Escrow Agent provided to the Buyer, to be held in escrow pursuant to the terms of the Escrow Agreement. The Initial Purchase Price shall be allocated among the Sellers in proportion to their respective holdings of Target Shares as set forth in Section 4(b) of the Disclosure Schedule.

      (c) Additional Purchase Price. The Buyer shall make additional payments to the Sellers (the "Earnout Payments" and, together with the Initial Purchase Price, the "Purchase Price") subsequent to the Closing Date in accordance with the terms and conditions set forth below. The Earnout Payments shall be allocated among the Sellers in proportion to their respective holdings of Target Shares as set forth in Section 4(b) of the Disclosure Schedule.

            (i) First Earnout Payment. The Buyer shall operate the business acquired from the Sellers (the "Target Business") as a separate subsidiary of Buyer, and for each fiscal year commencing after December 31, 1996 shall pay to the Sellers an amount equal to forty percent (40%) of the EBIT of the Target Business in excess of the Base Amount for such fiscal year, until the earlier of (A) the Buyer has paid to the Sellers an aggregate amount of Two Million Dollars ($2,000,000) or (B) the expiration of the Earnout Period, without regard to the aggregate amount which Buyer has paid to the Sellers as of such date. The Base Amount for fiscal year 1997 shall be One Million Two Hundred Thousand Dollars ($1,200,000), and for each fiscal year thereafter shall be increased by five percent (5%). The Earnout Period shall be defined as fiscal 1997 and the four (4) subsequent fiscal year periods.

            (ii) Second Earnout Payment. If EBIT for the Target Business shall exceed One Million Six Hundred Thousand Dollars ($1,600,000) in any one fiscal year during the Earnout Period, the Buyer shall pay to the Sellers an additional Five Hundred Thousand Dollars ($500,000). The Buyer may pay this amount in any one of the following manners:

                  (A) Cash; or

                  (B) Common Stock of the Buyer, where the price per share used to determine the number of shares of Common Stock of the Buyer to be issued to the Sellers shall be the average of such price per share over a thirty (30) day trading period selected jointly by William H. Franklin, Jr. and Ralph R. Papitto, or their respective designees; or

                  (C) Promissory Note, the principal of which shall be due and payable in two equal annual installments, such installments becoming due and payable on the first and second anniversaries of the date of issuance, and the interest on which shall accrue thereon at a rate per annum equal to the Applicable Rate and which shall be due and payable quarterly in arrears; or

                  (D) any combination of A, B or C above.

The Buyer shall cause the Earnout Payments payable pursuant to Section s 2(c)(i) and (ii) above, if any, to be determined based on the financial statements of the Target Business prepared in accordance with GAAP consistently applied and paid to the Sellers promptly upon the release of such financial statements; provided, however, that in no event shall the Earnout Payments be paid to the Sellers later than 120 days after the end of the fiscal year of the Target Business. Any portion of the Earnout Payments to be paid in cash shall be payable by wire transfer or delivery of other immediately available funds. The Sellers shall be permitted to have one representative observe and review the internal audit relating to the preparation of the financial statements of the Target Business.

      (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Ropes & Gray in Boston, Massachusetts, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Requisite Sellers may mutually determine (the "Closing Date").

      (e) Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in
Section 7(b) below, (iii) each of the Sellers will deliver to the Buyer stock certificates representing all of his or her Target Shares, endorsed in blank or accompanied by duly executed assignment documents,(iv) the Buyer and Sellers will execute the Escrow Agreement and (v) the Buyer will deliver to each of the Sellers and to the Escrow Agent the consideration specified in
Section 2(b) above.

      3. Representations and Warranties Concerning the Transaction.

      (a) Representations and Warranties of the Sellers. Each of the Sellers represents and warrants to the Buyer that the statements contained in this
Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to himself or itself, except as set forth in Annex I attached hereto.

            (i) Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This

      Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

            (ii) Noncontravention. Neither the execution and the delivery of this Agreement and the Escrow Agreement, nor the consummation of the transactions contemplated hereby and thereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject.

            (iii) Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

            (iv) Investment. The Seller (A) understands that the Buyer Stock has not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Buyer Stock solely for his or her own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Stock, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Stock, and (F) is an Accredited Investor or is not otherwise required to be an Accredited Investor for the reasons set forth on Annex I.

          (v) Target Shares. The Seller holds of record and owns beneficially the number of Target Shares set forth next to his or her name in
      Section 4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target.

      (b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3(b)), except as set forth in Annex II attached hereto.

            (i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

            (ii) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

            (iii) Noncontravention. Neither the execution and the delivery of this Agreement and the Escrow Agreement, nor the consummation of the transactions contemplated hereby and thereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

            (iv) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

            (v) Investment. The Buyer is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

      4. Representations and Warranties Concerning the Target. The Sellers represent and warrant to the Buyer that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by the Sellers to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

      (a) Organization, Qualification, and Corporate Power. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Target has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of the Target. The Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws of the Target (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Target are correct and complete. The Target is not in default under or in violation of any provision of its charter or bylaws.

      (b) Capitalization. The entire authorized capital stock of the Target consists of One Thousand (1,000) Target Shares, of which Five Hundred (500) Target Shares are issued and outstanding and none of which Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in Section 4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target. Section 4(b) of the Disclosure Schedule sets forth the Target Debt as of the date hereof by lender and specifies the interest rate with respect thereto and scheduled amortization and interest payments through January 1997. All Target Debt is prepayable without penalty.

      (c) Noncontravention. Neither the execution and the delivery of this Agreement and the Escrow Agreement, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target is subject or any provision of the charter or bylaws of the Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Target is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

      (d) Brokers' Fees. The Target does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (e) Title to Assets. The Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, wherever located, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, charges, easements, covenants or other restrictions, except for installments of special assessments not yet delinquent and recorded easements, covenants or other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto, and except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

      (f) Subsidiaries. The Target does not own or control, directly or indirectly, or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association.

      (g) Financial Statements. Attached hereto as Exhibit A are the following financial statements (collectively the "Financial Statements"): (i) audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1993, December 31, 1994, and December 31, 1995, (the "Most Recent Fiscal Year End") for the Target; and (ii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the nine months ended September 30, 1996 (the "Most Recent Fiscal Month End") for the Target. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Target as of such dates and the results of operations of the Target for such periods, are correct and complete, and are consistent with the books and records of the Target (which books and records are correct and complete) ; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

      (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, or results of operations, of the Target. Without limiting the generality of the foregoing, since that date:

            (i) the Target has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

            (ii) the Target has not entered into any agreement, contract, lease (including any lease of real property), or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;

            (iii) no party (including the Target) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which the Target is a party or by which it is bound;

            (iv) the Target has not imposed any Security Interest upon any of its assets, tangible or intangible;

            (v) the Target has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 individually or $50,000 in the aggregate, or outside the Ordinary Course of Business;

            (vi) the Target has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

            (vii) the Target has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $5,000 singly or $50,000 in the aggregate;

            (viii) the Target has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

            (ix) the Target has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

            (x) the Target has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

            (xi) there has been no change made or authorized in the charter or bylaws of the Target;

            (xii) the Target has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

            (xiii) the Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

            (xiv) the Target has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

            (xv) the Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

            (xvi) the Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

            (xvii) the Target has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

            (xviii) the Target has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees, or taken any such action with respect to any other Employee Benefit Plan;

            (xix) the Target has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

            (xx) the Target has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

            (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Target; and

            (xxii) the Target has not committed to any of the foregoing.

      (i) Undisclosed Liabilities. The Target does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

      (j) Legal Compliance. Each of the Target, and its respective predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

      (k) Tax Matters.

            (i) Except as set forth in Section 4(k) of the Disclosure Schedule,
      (A) all Tax Returns of, relating to or which include the Target which are required to have been filed have been filed on a timely basis with the appropriate authorities and all such Tax Returns are true, correct and complete in all respects, (B) all Taxes required to have been paid by the Target have been paid in full on a timely basis to the appropriate authorities, and (C) all Taxes or other amounts required to have been collected or withheld by the Target have been timely and properly collected or withheld.

            (ii) Except as set forth in Section 4(k) of the Disclosure Schedule,
      (A) no Taxing authority has asserted in writing any adjustment, deficiency, or assessment that could result in additional Taxes for which the Target is or may be liable, (B) there is no pending audit, examination, investigation, dispute, proceeding or claim for which the Target has received notice relating to any Taxes for which the Target is or may be liable, (C) no statute of limitations with respect to any Taxes for which the Target is or may be liable has been waived or extended, (D) the due date of any Tax Returns that the Target is required to file has not been extended, and (E) the Target is not and has never been a party to any Tax sharing or Tax allocation agreement, arrangement or understanding.

            (iii) There are no Security Interests on any of the assets of the Target which arose in connection with any failure or asserted failure to pay any Taxes, other than liens for current Taxes not yet due and payable.

            (iv) The Target is not a party to any contract, agreement, plan or arrangement that,individually or collectively, could give rise to any payment that would be non-deductible by reason of Section 162, 280G or 404 of the Code. The Target has not made an election under Section 341(f) of the Code.

            (v) The Target is not and has never been a member of an affiliated group filing a consolidated federal income Tax Return or a consolidated, combined or unitary state or local income Tax return.

            (vi) Copies of (A) any Tax examinations, (B) extensions of statutory limitations, (C) the federal, state and local income Tax Returns and franchise Tax Returns of the

      Target, and (D) correspondence between the Target and all Taxing authorities for its last three (3) taxable years have previously been furnished to the Buyer.

            (vii) The Target is and has been an S corporation as defined in
      Section  1361(a) of the Code for all periods since January 1, 1990.

      (l) Real Property.

            (i) Section 4(l)(i) of the Disclosure Schedule lists and describes briefly all real property that the Target owns. With respect to each such parcel of owned real property:

                  (A) the Target has good and marketable fee simple title to each parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property as described in 4(1)(i) of the Disclosure Schedule;

                  (B) there are no pending or, to the Knowledge of any of the
            Sellers and the directors and officers (and employees with responsibility for real estate matters) of the Target, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting materially and adversely the current use, occupancy, or value thereof;

                  (C) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                  (D) all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                  (E) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property except as disclosed in 4(1)(i) of the Disclosure Schedule;

                  (F) there are no outstanding options or rights of first
            refusal to purchase the parcel of real property, or any portion thereof or interest therein;

                  (G) there are no parties (other than the Target) in possession of the parcel of real property, other than tenants under any leases disclosed in Section 4(l)(i) of the Disclosure Schedule who are in possession of space to which they are entitled;

                  (H) all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate and in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of real property; and

                  (I) each parcel of real property abuts on and has direct
            vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

            (ii) Section 4(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Target including the term thereof and a description of any available renewal periods, rental payment terms, owner of the property subject to such lease, the identity of any of the primary lessors from whom the property may be sublet and a description of each such arrangement, if any, and whether any consents are required under such lease in connection with the transactions contemplated by this Agreement. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 4(l)(ii) of the Disclosure Schedule:

                  (A) the lease or sublease is legal, valid, binding,
            enforceable, and in full force and effect;

                  (B) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                  (C) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (D) no party to the lease or sublease has repudiated any
            provision thereof;

                  (E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                  (F) with respect to each sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

                  (G) the Target has not assigned, transferred, conveyed,
            mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                  (H) all facilities leased or subleased thereunder have
            received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

                  (I) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

      (m) Intellectual Property.

            (i) The Target owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Target as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Target immediately prior to the Closing hereunder will be owned or available for use by the Target on identical terms and conditions immediately subsequent to the Closing hereunder. The Target has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

            (ii) To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target, the Target has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Target.

            (iii) Section 4(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to the Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Target has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Sellers have delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Target in connection with its business. With respect to each item of Intellectual Property required to be identified in Section 4(m)(iii) of the Disclosure
      Schedule:

                  (A) the Target possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                  (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  (C) no action, suit, proceeding, hearing, investigation,
            charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                  (D) the Target has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

            (iv) Section 4(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Target uses pursuant to license, sublicense, agreement, or permission. The Sellers have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(m)(iv) of the Disclosure Schedule:

                  (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                  (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

                  (C) neither the Target nor, to the knowledge of any of the
            Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target, any other Person which is a party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (D) neither the Target nor, to the knowledge of any of the
            Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target, any other Person which is a party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                  (E) to the knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target, with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                  (F) the underlying item of Intellectual Property is not
            subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  (G) no action, suit, proceeding, hearing, investigation,
            charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                  (H) the Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

            (v) To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target, the Target will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

      (n) Tangible Assets. The Target owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

      (o) Inventory. The inventory of the Target consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write down set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target.

      (p) Contracts. Section 4(p) of the Disclosure Schedule lists the following contracts and other agreements to which the Target is a party:

            (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

            (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Target, or involve consideration in excess of $10,000;

            (iii) any agreement concerning a partnership or joint venture;

            (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money including Target Debt, or any capitalized lease obligation, under which it has imposed a Security Interest on any of its assets, tangible or intangible;

            (v) any agreement concerning confidentiality or noncompetition;

            (vi) any agreement with any of the Sellers and their Affiliates (other than the Target);

            (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

            (viii) any collective bargaining agreement;

            (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance benefits;

            (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

            (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Target; or

            (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.

The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

      (q) Notes and Accounts Receivable. All notes and accounts receivable of the Target are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target.

      (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Target.

      (s) Insurance. Section 4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Target has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 10 years:

            (i) the name, address, and telephone number of the agent;

            (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

            (iii) the policy number and the period of coverage;

            (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

            (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Target nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Target has been covered during the past 10 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 4(s) of the Disclosure Schedule describes any self-insurance arrangements affecting the Target.

      (t) Litigation. Section 4(t) of the Disclosure Schedule sets forth each instance in which the Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for litigation matters) of the Target, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in
Section 4(t) of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Target. None of the Sellers and the directors and officers (and employees with responsibility for litigation matters) of the Target has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against any of the Target.

      (u) Product Warranty. Each product manufactured, sold, leased, or delivered by the Target has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Target does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target. No product manufactured, sold, leased, or delivered by the Target is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 4(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Target (containing applicable guaranty, warranty, and indemnity provisions).

      (v) Product Liability. The Target does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Target.

      (w) Employees. To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for employment matters) of the Target, no executive, key employee, or group of employees has any plans to terminate employment with the Target. The Target is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Target has not committed any unfair labor practice. None of the Sellers and the directors and officers (and employees with responsibility for employment matters) of the Target has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Target.

      (x)   Employee Benefits.

            (i) Section 4(x) of the Disclosure Schedule lists each Employee Benefit Plan that the Target maintains or to which the Target contributes.

                  (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                  (B) All required reports and descriptions (including Form 5500
            Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                  (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Target. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                  (D) Each such Employee Benefit Plan which is an Employee
            Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                  (E) The market value of assets under each such Employee
            Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                  (F) The Sellers have delivered to the Buyer correct and
            complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

            (ii) With respect to each Employee Benefit Plan that the Target maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

                  (A) No such Employee Benefit Plan which is an Employee Pension
            Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of the Target, threatened.

                  (B) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of the Target, threatened. None of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of the Target has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                  (C) The Target has not incurred, and none of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of the Target has any reason to expect that the Target will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

            (iii) The Target does not contribute to, never has contributed to, and never has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

            (iv) The Target does not maintain and never has maintained and does not contribute, never has contributed, and never has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

      (y) Guaranties. The Target is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

      (z) Environmental, Health, and Safety Matters.

            (i) Each of the Target and its predecessors and Affiliates has complied and is in compliance with all Environmental, Health, and Safety Requirements.

            (ii) Without limiting the generality of the foregoing, each of the Target and its Affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business and a list of all such permits, licenses and other authorizations is set forth on the attached "Environmental and Safety Permits Schedule."

            (iii) Neither the Target nor its predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities

      (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

            (iv) None of the following exists at any property or facility owned or operated by the Target: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

            (v) None of the Target or its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

            (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

            (vii) Neither the Target nor any of its predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

            (viii) No facts, events or conditions relating to the past or present facilities, properties or operations of the Target or any of its predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

      (aa) Certain Business Relationships with the Target. None of the Sellers and their Affiliates has been involved in any business arrangement or relationship with the Target within the past 12 months, and none of the Sellers and their Affiliates owns any asset, tangible or intangible, which is used in the business of any of the Target and its Subsidiaries.

      (bb) Disclosure. The representations and warranties contained in this
Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

      5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

      (a) General. Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

      (b) Notices and Consents. The Sellers will cause the Target to give any notices to third parties, and will cause the Target to use its reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 4(c) above. Each of the Parties will (and the Sellers will cause the Target to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(ii),
Section 3(b)(ii), and Section 4(c) above.

      (c) Operation of Business. The Sellers will not cause or permit the Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not cause or permit the Target to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(h) above.

      (d) Preservation of Business. The Sellers will cause the Target to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

      (e) Full Access. Each of the Sellers will permit, and the Sellers will cause the Target to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Target.

      (f) Notice of Developments. The Sellers will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or her own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      (g) Exclusivity. None of the Sellers will (and the Sellers will not cause or permit the Target to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Target (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers will vote their Target Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Sellers will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

      (h) Title Insurance. The Sellers, at their expense, will cause the Target to obtain, in preparation for the Closing and with respect to each parcel of real estate that the Target owns, an ALTA Owner's Policy of Title Insurance Form B-1987 (or equivalent policy reasonably acceptable to the Buyer if the real property is located in a state in which an ALTA Owner's Policy of Title Insurance Form B-1987 is not available) issued by a title insurer reasonably satisfactory to the Buyer, in such amount as the Buyer reasonably may determine to be the fair market value of such real property (including all improvements located thereon), insuring title to such real property to be in the Target in fee simple absolute as of the Closing (subject only to the title exceptions described above in Section 4(l)(i) and in Section 4(l)(i) of the Disclosure Schedule) and containing such endorsements as are reasonably requested by Buyer.

      (i) Surveys. With respect to each parcel of real property that the Target owns and as to which a title insurance policy is to be procured pursuant to Section 5(h) above, the Sellers, at their expense, will cause the Target to procure in preparation for the Closing a current survey of the real property certified to the Buyer, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto the real property which has not been cured or insured over prior to the Closing.

      (j) Seller Taxes. Prior to the Closing Date, the Sellers shall cause the Target to declare cash distributions (the "Tax Distributions") payable to the Sellers, in an amount sufficient to pay the Taxes of Sellers attributable to the estimated income of the Company for fiscal 1996 and for the portion of 1997 ending at the close of the Closing Date (other than income that is attributable to the Section 338(h)(10) Election as defined below). The Tax Distributions shall be calculated assuming a Tax rate of 42.6% and shall be reduced by any prior distributions to Sellers in 1996 in respect of 1996 Taxes. If the actual income of the Company for fiscal 1996 and the portion of 1997 ending on the Closing Date (other than income that is attributable to the Section 338(h)(10) Election as defined below) differs from the estimated income for such periods, the Buyer and Sellers shall make such payments to one another as shall be necessary to ensure that the Sellers have received pursuant to this Section 5(j) a net amount equal to the Tax Distributions that would have been payable based on the actual income for such periods. Such additional amounts shall to be paid to the Buyer or Sellers respectively by wire transfer or delivery of other immediately available funds within five (5) days after such actual income is finally determined.

      6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

      (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target.

      (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Target, each of the other Parties will cooperate with him or it and his or her counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

      (c) Transition. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Target from maintaining the same business relationships with the Target after the Closing as it maintained with the Target prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the business of the Target to the Buyer from and after the Closing.

      (d) Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or her possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his or her reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

      (e) Buyer Stock. Each certificate of the Buyer Stock will be imprinted with a legend substantially in the following form:

      "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state, and may not be sold, or otherwise transferred, in the absence of such registration or an exemption therefrom under such Act and under any such applicable state laws."

Each holder desiring to transfer any share of the Buyer Stock must furnish the Buyer with (i) an opinion of counsel addressed to the Buyer, in form and substance reasonably acceptable to the Buyer, to the effect that the proposed transfer may be effected without registration under the Securities Act and (ii) the written agreement of the proposed transferee to be bound by transfer restrictions of this Agreement. Each certificate representing Buyer Stock issued upon or in connection with such transfer shall bear the restrictive legend set forth above, in each case unless the opinion delivered pursuant to this section shall state that such restrictions are no longer required in order to assure compliance with the Securities Act. Whenever any of such restrictions shall terminate as to any share of Buyer Stock, the holder thereof shall be entitled to have a new certificate issued with the legends removed and the restrictions on transfer in this section shall no longer apply.

      7. Conditions to Obligation to Close.

      (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

            (iii) the Target shall have procured all of the third party consents specified in Section 5(b) above, all of the title insurance commitments and policies specified in Section 5(h) above, and all of the surveys specified in Section 5(i) above;

            (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Target Shares and to control the Target, or (D) affect adversely the right of the Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

            (v) the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in
      Section 7(a)(i)-(iv) is satisfied in all respects and stating by lender the amount of Target Debt as of the Closing Date;

            (vi) the Parties and the Target shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above;

            (vii) the relevant parties shall have entered into the Escrow Agreement in form and substance as set forth in Exhibit A attached hereto, the Employment Agreement in form and substance as set forth in Exhibit C attached hereto, and the Registration Rights Agreement in form and substance as set forth in Exhibit D attached hereto, and the same shall be in full force and effect;

            (viii) the Buyer shall have received from counsel to the Sellers an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Buyer, and dated as of the Closing Date;

            (ix) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Target other than those whom the Buyer shall have specified in writing at least five business days prior to the Closing; and

            (x) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

            (xi) the Target shall have terminated or waived all of its rights under each of the Incentive Compensation and Restrictions on Transfer of Stock Agreements entered into with each of the Sellers.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

      (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

            (iv) the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in
      Section 7(b)(i)-(iii) is satisfied in all respects;

            (v) the Parties and the Target shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and
      Section 4(c) above;

            (vi) the relevant parties shall have entered into the Escrow Agreement in form and substance as set forth in Exhibit A attached hereto, the Employment Agreement in form and substance as set forth in Exhibit C attached hereto, and the Registration Rights Agreement in form and substance as set forth in Exhibit D attached hereto and the same shall be in full force and effect;

            (vii) the Sellers shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to the Sellers, and dated as of the Closing Date; and

            (viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Requisite Sellers.

            (ix) William H. Franklin, Jr. and Gloria J. Franklin shall have been released from any and all personal guarantees executed by them and relating to any Target Debt which will remain outstanding after the Closing Date.

            (x) the Buyer shall have granted to William H. Franklin, III a stock option to purchase fifteen thousand (15,000) shares of its Common Stock (the "Stock Option"), such Stock Option to vest at a rate of twenty percent (20%) per year beginning on the first anniversary of the date of this Agreement.

The Requisite Sellers may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

      8. Remedies for Breaches of This Agreement.

      (a) Survival of Representations and Warranties. All of the representations and warranties of the Sellers contained in Section 4(a)-(j) and Section 4(l)-(bb) above shall survive the Closing hereunder (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of three years thereafter. All of the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of the Sellers contained in Section 4(k) above) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

      (b) Indemnification Provisions for Benefit of the Buyer.

            (i) Except for the covenants in Section 2(a) above or Section 9 below, and the representations and warranties in Section 3(a) above, in the event any of the Sellers breaches any of their representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section8(a) above, provided that the Buyer makes a written claim for indemnification against any of the Sellers pursuant to Section 11(h) below within such survival period, then each of the Sellers agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that the Sellers shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Sellers contained in Section 4(a)-(j) and Section 4(l)-(bb) above until the Buyer has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $100,000 aggregate threshold (at which point the Sellers will be obligated to indemnify the Buyer from and against all such Adverse Consequences relating back to the first dollar). Notwithstanding the above, in no event shall the liability of any Seller for indemnification under this Section 8(b)(ii) exceed in the aggregate the product of the entirety of the Adverse Consequences subject to indemnification under this
      Section 8(b)(ii) multiplied by a fraction, the numerator of which is the number of Target Shares sold by such Seller hereunder and the denominator of which is the total number of Target Shares sold hereunder.

            (ii) In the event any of the Sellers breaches any of his or her covenants in Section 2(a) above or Section 9 below, or any of his or her representations and warranties in Section 3(a) above, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 11(h) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

      (c) Indemnification Provisions for Benefit of the Sellers. In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to
Section 8(a) above, provided that any of the Sellers makes a written claim for indemnification against the Buyer pursuant to Section 11(h) below within such survival period, then the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach.

      (d) Matters Involving Third Parties.

            (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and
      (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

            (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

            (iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

      (e) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

      (f) Recoupment Under Earnout Payments. The Buyer shall have the option of recouping all or any part of any Adverse Consequences it may suffer (in lieu of seeking any indemnification to which it is entitled under this Section 8) by notifying each Seller that the Buyer is reducing the amounts owed to each Seller pursuant to Section 2(d) hereof.

      (g) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the Target or the transactions contemplated by this Agreement. Each of the Sellers hereby agrees that he or it will not make any claim for indemnification against the Target by reason of the fact that he or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

      9. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

      (a) Section 338(h)(10) Election. Each of Sellers agree to join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of the Target hereunder. Buyer will pay any Tax imposed on Target for any period ending on or before the Closing Date, including any liability of Target for Tax resulting from the application to it of Section 1374 of the Code, and will indemnify the Sellers and the Target against any Adverse Consequences arising out of any failure to pay such Tax; provided, however, that in no event shall Buyer be responsible for any Taxes attributable to the Target's failure to qualify as an S corporation for any taxable year ending after December 31, 1990 and on or before the Closing Date (other than a failure caused by the transactions contemplated by this Agreement). Buyer further agrees to reimburse Sellers for the excess, if any, of (x) the Taxes actually imposed on the Sellers as a result of the sale of the Target Shares over (y) the Taxes that would have been imposed on the Sellers as a result of the sale of the Target Shares if no
Section 338(h)(10) Election had been made.

      (b) Tax Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit Target to review and comment on each such Tax Return described in the preceding sentence prior to filing.

      (c) Cooperation on Tax Matters. Buyer, the Target and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

      (d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest and including, without limitation, any Taxes applicable to the transfer of the real property) incurred in connection with this Agreement, shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

      10. Termination.

      (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

            (i) the Buyer and the Requisite Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (ii) the Buyer may terminate this Agreement by giving written notice to the Requisite Sellers on or before the 30th day following the date of this Agreement if the Buyer is not reasonably satisfied with the results of its continuing business, legal, environmental, and accounting due diligence regarding the Target; provided, however, upon termination of this Agreement pursuant to this subparagraph (ii), Buyer shall pay to the Target Twenty-Five Thousand Dollars ($25,000) within thirty (30) days of such termination, payable by wire transfer or other immediately available funds;

            (iii) the Buyer may terminate this Agreement by giving written notice to the Requisite Sellers at any time prior to the Closing (A) in the event any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement, the Buyer has notified the Requisite Sellers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 31, 1997, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

            (iv) the Requisite Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement, any of the Sellers has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 31, 1997, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

      (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

      11. Miscellaneous.

      (a) Nature of Certain Obligations.

            (i) The covenants of each of the Sellers in Section 2(a) above concerning the sale of his or her Target Shares to the Buyer and the representations and warranties of each of the Sellers in Section 3(a) above concerning the transaction are several obligations. This means that the particular Seller making the representation, warranty, or covenant will be solely responsible to the extent provided in Section 8 above for any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

            (ii) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller will be responsible to the extent provided in Section 8 above for the entirety of any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

      (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Requisite Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

      (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

      (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Requisite Sellers; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

      (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given upon personal delivery or five (5) business days after delivery with the United States Post Office, if by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to the Sellers:                        Copy to:
      Mr. William Franklin, Jr.                 Stephen C. Myers, Esq.
      B&B Electronics Manufacturing Company     Myers, Daugherty, Berry
      707 Dayton Road, P.O. Box 1040              & O'Conor
      Ottawa, IL  61350                         7 Northpoint Drive
                                                Streator, IL  61364

      If to the Buyer:                          Copy to:
      Mr. Ralph R. Papitto                      Douglas N. Ellis, Esq.
      AFC Cable Systems, Inc.                   Ropes & Gray
      50 Kennedy Plaza, Suite 1250              One International Place
      Providence, RI  02903-2360                Boston, MA  02110

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of The Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of The Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than The Commonwealth of Massachusetts.

      (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Requisite Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      (l) Expenses. Each of the Parties and the Target will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers agree that the Target has not borne and will not bear any of the Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

      (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

      (n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(p) below), in addition to any other remedy to which they may be entitled, at law or in equity.

      (p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Boston, Massachusetts, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(h) above. Nothing in this Section 10(p), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

                                      *****

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.


BUYER                               AFC CABLE SYSTEMS, INC.

                                    /s/ Raymond H. Keller
                                    ----------------------------
                                    By: Raymond H. Keller
                                    Title:


                                    /s/ William H. Franklin, Jr.
SELLERS                             ----------------------------
                                    William H. Franklin, Jr.


                                    /s/ Gloria J. Franklin
                                    ----------------------------
                                    Gloria J. Franklin


                                    /s/ William H. Franklin, III
                                    ----------------------------
                                    William H. Franklin, III


                                    /s/ David D. Ross
                                    ----------------------------
                                    David D. Ross


                                    /s/ Paul A. Boeing
                                    ----------------------------
                                    Paul A. Boeing


                                    /s/ Thomas J. Hinkey
                                    ----------------------------
                                    Thomas J. Hinkey


                                    /s/ J. Richard Wheeler
                                    ----------------------------
                                    J. Richard Wheeler

                                    Annex II
                                       to
                            Stock Purchase Agreement

3(b)(ii) Buyer must obtain consent of the NASDAQ Stock Market for the listing of the additional 75,000 shares to be issued in connection with the Stock Purchase Agreement.